                                                                     Exhibit 5.1

[LETTERHEAD OF A&L GOODBODY]

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our ref | JO   01-330588  your ref |            date | 9 September 2005

To:      Elan Corporation plc
         Elan Finance public limited company
         The Irish Subsidiaries (as defined below)
         c/o Elan Corporation, plc
         Treasury Building
         Lower Grand Canal Street
         Dublin 2
         Ireland

ELAN FINANCE PUBLIC LIMITED COMPANY

ISSUE OF US$850,000,000 7 3/4% SENIOR FIXED RATE NOTES DUE 2011 AND
ISSUE OF US$300,000,000 SENIOR FLOATING RATE NOTES DUE 2011 (THE EXCHANGE NOTES)

CO-ISSUED WITH ELAN FINANCE CORP. (TOGETHER THE ISSUERS EACH AN ISSUER)

AND
FULLY AND UNCONDITIONALLY GUARANTEED BY ELAN CORPORATION, PLC AND ITS EXISTING
AND FUTURE SUBSIDIARY NOTE GUARANTORS

Dear Sirs,

We have acted as legal advisors as to matters of Irish law to Elan Corporation plc (the GUARANTOR) and to Elan Finance public limited company (ELAN FINANCE) in connection with the issue of the Exchange Notes by Elan Finance and Elan Finance
Corp. which Notes are fully and unconditionally guaranteed by the Guarantor and its Subsidiary Note Guarantors on an unsecured basis in exchange for up to
US$850,000,000 of outstanding 7 3/4% Senior Fixed Rate Notes Due 2011 and up to
US$300,000,000 of outstanding Senior Floating Rate Notes Due 2011 (the Original
Notes, and together with the Exchange Notes THE NOTES). The Exchange Notes will be issued under the Indenture (as defined below).

DOCUMENTS EXAMINED
------------------

1.       For the purpose of giving this Opinion we have examined

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         1.1.     the Form-4 Registration Statement dated 9 September 2005
                  relating to the Exchange Notes (the REGISTRATION STATEMENT);

         1.2.     the Indenture dated 16 November, 2004 relating to the Notes
                  (the INDENTURE) made between the Issuers, the Guarantor, the
                  Subsidiary Note Guarantors and The Bank of New York as Trustee
                  (the TRUSTEE);

         1.3.     the Deposit and Custody Agreement dated 16 November 2004 made between the Issuers, the Guarantor, the Subsidiary Note
                  Guarantors and The Bank of New York as depositary and
                  custodian (the CUSTODIAN)

         1.4.     a certified copy of the Certificate of Incorporation and
                  Memorandum and Articles of Association of the Guarantor;

         1.5.     a certified copy of the Certificate of Incorporation,
                  Certificate of Entitlement to do business and Memorandum &
                  Articles of Association of Elan Finance;

         1.6.     a certified copy of the Certificate of Incorporation and
                  Memorandum & Articles of Association of each of the Irish
                  Subsidiaries;

         1.7.     the form of the Notes;

         1.8.     a certified copy of minutes of a Meeting of the Board of
                  Directors of the Guarantor held on 26 October, 2004;

         1.9.     a certified copy of minutes of a Meeting of a committee of the
                  Board of Directors of the Guarantor held on 9 November, 2004;

         1.10.    a certified copy of minutes of a Meeting of a committee of the
                  Board of Directors of the Guarantor held on 10 November, 2004;

         1.11.    a certified copy of minutes of a Meeting of the Board of
                  Directors of Elan Finance held on 10 November, 2004;

         1.12.    a certified copy of a minutes of a Meeting of the Board of
                  Directors of each of the Irish Subsidiaries held on 10
                  November 2004;

         1.13.    a Certificate of the Secretary of the Guarantor dated 16
                  November, 2004 as to the beneficial ownership of the entire of the issued share capital of the Irish Subsidiaries by the
                  Guarantor; and

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         1.14.    such other documents we regard as necessary or desirable for the purpose of giving this Opinion.

BASES OF OPINION
----------------

2.

         2.1.     In this Opinion

                  (i)    the AGREEMENT means the Deposit and Custody Agreement;

                  (ii)   the DOCUMENTS means the Agreement and the Indenture;

                  (iii)  the IRISH PARTIES means Elan Finance and the Guarantor and the Irish Subsidiaries.

                  (iv)   The IRISH SUBSIDIARIES means the Irish companies named
                         in the Schedule hereto.

         2.2.     Terms and expressions which are defined in the Registration
                  Statement or in the Documents have the same respective
                  meanings where used in this Opinion.

         2.3.     This Opinion is confined to matters of Irish law as applied by the Courts of Ireland as at the date hereof and is given on the basis that it shall be governed by and construed in
                  accordance with Irish law without reference to the provision of other laws imported by private international law. We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction.

         2.4.     This Opinion is limited strictly to the matters stated herein and is not to be read as extending, by implication or
                  otherwise, to any other matter.

         2.5.     This Opinion is addressed only to Elan Finance, the Guarantor and the Irish Subsidiaries and their respective directors and may not be furnished to or relied upon by any other person other than with our prior written approval, it being
                  understood that the Opinion is given as of the date hereof and may not be relied upon as of any later date.

ASSUMPTIONS:
------------

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3.       For the purpose of issuing this Opinion we have made the following assumptions without any responsibility on our part if any assumption proves to have been untrue as we have not independently verified any assumption:

         3.1.     that under the laws of New York:

                  3.1.1.     the form of the Notes; and

                  3.1.2.     the provisions of the Documents

                  are valid and binding on the parties to be bound thereby;

         3.2.     the authenticity of all documents submitted to us as
                  originals;

         3.3.     the completeness and conformity to the originals of all copy letters, resolutions, documents, certificates, permissions, minutes, licences, authorisations and all other copy documents of any kind furnished to us;

         3.4.     the genuineness of all signatures and seals upon original
                  documents;

         3.5.     the accuracy and completeness of all information appearing on public records;

         3.6.     that the certified copies produced to us of minutes of
                  meetings (or extracts thereof) and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record, and that all meetings referred to in such copies were duly
                  convened and held, that those present at any such meetings acted bona fide throughout, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other actions taken which would or might alter the effectiveness thereof;

         3.7.     that the Documents have each been executed and delivered by each of the parties thereto (other than the Irish Parties) in the respective forms examined by us;

         3.8.     the due authorisation, execution and delivery of the Documents by each of the parties thereto other than the Irish Parties and that the performance thereof is within the capacity and power of each of the parties thereto other than the Irish
                  Parties;

         3.9.     the absence of any other arrangements between any of the
                  parties to the Documents which modify or supersede any of the terms of the Documents;

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         3.10.    that on each interest payment date the Notes will be in bearer form, listed on the Irish Stock Exchange or another stock
                  exchange recognised by the Irish Revenue Commissioners for the purpose of Section 64 of the Taxes Consolidation Act, 1997, and book entry interests in such Notes will be held in DTC;

         3.11.    that each of the parties to the Agreements other than the
                  Irish Parties are able lawfully to enter into such agreement or deed;

         3.12.    that the Notes will have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Registration Statement and the Indenture;

         3.13.    that the obligations secured by the Notes are not charged or encumbered on property situated in Ireland;

         3.14.    that no payment of interest on the Notes will be made through or by a paying agent in Ireland; and

         3.15.    any Exchange Notes which might be issued under an Exchange
                  Offer will constitute substitute evidence of the indebtedness originally represented by the Notes tendered in the Exchange
                  Offer and will not represent the incurrence of new
                  indebtedness by the Issuers.

         Even if the assumptions set out at 3.7, 3.8 and 3.11 should prove to be incorrect such incorrectness would not affect the nature of our Opinion as to the due execution and delivery of the Documents by the Irish
         Parties.

OPINION
-------

4.       Subject to the assumptions set out at 3 above, and the qualifications set out at 5 below, we are of the opinion that:

         THE GUARANTOR
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         4.1.     the Guarantor is duly incorporated under the laws of Ireland as a public company with limited liability and has full power and capacity to give the Guarantee as set out in the
                  Indenture, to execute and deliver the Documents, to undertake and perform the obligations expressed to be assumed by it
                  therein, and has all necessary corporate capacity to carry on, amongst other things, the business of developing,
                  manufacturing, buying, selling, distributing and dealing in all kinds of pharmaceutical,

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                  medicinal, proprietary and industrial preparations, compounds and articles of every kind and carrying on any other business, except the issuing of policies and insurance, which may seem to the Guarantor capable of being conveniently carried on in connection with the business of developing, manufacturing, buying, selling, distributing or dealing in, pharmaceutical, medicinal, proprietary and industrial preparations, compounds and articles of every kind and promoting and establishing
                  subsidiary companies and holding the share capital of the
                  same;

         4.2.     based only upon searches carried out at the Companies
                  Registration Office in Dublin and at the Central Office of the
                  High Court in Ireland in each case on the date hereof, no
                  order has been made or resolution passed for the winding up of, or the appointment of an examiner to, the Guarantor and no notice of the appointment of any receiver or liquidator to the
                  Guarantor has been filed;

         4.3.     the Documents have each been duly authorised, executed and delivered by the Guarantor and the obligations expressed to be accepted by the Guarantor therein are valid and legally
                  binding on, and are in a form capable of enforcement against the Guarantor under the laws of Ireland in the Courts of
                  Ireland in accordance with their respective terms;

         4.4.     all actions necessary under the laws of Ireland have been duly taken by or on behalf of the Guarantor and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution, delivery by the Guarantor of the Documents and the performance by the
                  Guarantor of its obligations thereunder;

         ELAN FINANCE
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         4.5.     Elan Finance is duly incorporated under the laws of Ireland as a public company with limited liability and has full power and capacity to issue the Notes as set out in the Indenture, to execute and deliver the Documents, to undertake and perform the obligations expressed to be assumed by it therein, to
                  carry on the business of issuing, selling, buying and dealing generally in bonds, commercial paper, promissory notes,
                  obligations, certificates of deposit, treasury bills, trade bills, bills of exchange, bills of lading, bank acceptances, interests and property, monetary interest, shares, stocks, debentures, debenture stock, letters of credit, circular
                  notes, financial and investment instruments and all other
                  instruments of whatsoever kind, carrying on any business which may seem to Elan Finance capable of being conveniently carried on in connection with the foregoing and lending money to such persons or companies with or without security and upon such terms as may seem

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                  expedient to Elan Finance;

        4.6.      based only upon searches carried out at the Companies
                  Registration Office in Dublin and at the Central Office of the
                  High Court in Ireland in each case on the date hereof, no
                  order has been made or resolution passed for the winding up of, or the appointment of an examiner to, Elan Finance and no notice of the appointment of any receiver or liquidator to
                  Elan Finance has been filed;

        4.7.      the Documents have each been duly authorised, executed and delivered by Elan Finance and the obligations expressed to be accepted by Elan Finance therein are valid and legally binding on, and are in a form capable of enforcement against Elan
                  Finance under the laws of Ireland in the Courts of Ireland in accordance with their respective terms;

        4.8.      all actions necessary under the laws of Ireland have been duly taken by or on behalf of Elan Finance and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution, delivery by
                  Elan Finance of the Documents and the performance by Elan
                  Finance of its obligations thereunder and the issue of the
                  Notes by Elan Finance;

         THE IRISH SUBSIDIARIES
         ----------------------

        4.9.      each of the Irish Subsidiaries is duly incorporated under the laws of Ireland as a company with limited liability and has full power and capacity to give the Guarantee as set out in the Indenture, to execute and deliver the Indenture and, to undertake and perform the obligations expressed to be assumed by it therein;

        4.10.     based only upon searches carried out at the Companies
                  Registration Office in Dublin and at the Central Office of the
                  High Court in Ireland in each case on the date hereof, no
                  order has been made or resolution passed for the winding up of, or the appointment of an examiner to, any of the Irish
                  Subsidiaries and no notice of the appointment of any receiver or liquidator to any of the Irish Subsidiaries has been filed;

        4.11.     the Documents have each been duly authorised, executed and delivered by each of the Irish Subsidiaries and the
                  obligations expressed to be accepted by each of the Irish
                  Subsidiaries therein are valid and legally binding on, and are in a form capable of enforcement against each of the Irish
                  Subsidiaries under the laws of Ireland in the Courts of
                  Ireland in accordance with the terms of the Documents;

        4.12.     all actions necessary under the laws of Ireland have been duly taken by or on behalf

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                  of each of the Irish Subsidiaries and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution, delivery by each of the Irish Subsidiaries of the Documents and the performance by each of the Irish Subsidiaries of its obligations thereunder;

         CHOICE OF LAW AND JURISDICTION
         ------------------------------

         4.13.    in any proceedings taken in Ireland for the enforcement of the
                  Notes and or the Documents, the choice of the law of New York as the governing law of the Notes and of the Documents would be recognised as a valid choice of law and upheld by the Irish
                  Courts in any proceedings taken in Ireland for the enforcement of the Notes or Indenture unless to do so would be contrary to
                  Irish public policy or illegal under the laws of Ireland.
                  Nothing is contained in the Notes or the Documents which would be contrary to Irish law or public policy.

         4.14.    any final judgement given by a United States or State Court in the State of New York or County of New York would be
                  recognised and enforced by the Courts of Ireland unless to do so would be contrary to Irish public policy or illegal under the laws of Ireland.

                  The Irish courts may by order give effect to a final judgement of any final judgement given by a United States or State Court in the State of New York or County of New York providing for payment of amounts due and payable in US Dollars but execution in Ireland of such order must be expressed in Euro by
                  reference to the official rate of exchange prevailing on the date of issue of such order.

                  In the event of the winding up of any of the Irish Parties amounts claimed in US Dollars would, to the extent properly payable in the winding up, be paid, if not in US Dollars, in the Euro equivalent of the amount due in US dollars converted at the rate of exchange pertaining on the date of the
                  commencement of such winding up.

QUALIFICATIONS
--------------

5.       The Opinions expressed at 4 above are subject to the following qualification;

         5.1.     the term "enforceable" as used above means that the
                  obligations assumed by the Guarantor are of a type which the
                  Courts of Ireland enforce. It does not mean or imply that
                  those obligations will necessarily be enforced in all
                  circumstances in accordance with their respective terms or that any particular remedy will be available. In particular:-

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                  5.1.1.      enforcement may be limited by laws from time to
                              time relating to bankruptcy, insolvency,
                              liquidation, examinership, receivership,
                              preferential creditors, limitations of actions and
                              laws of general application relating to or
                              affecting the rights of creditors;

                  5.1.2.      where obligations of the Guarantor are to be
                              performed in a jurisdiction outside Ireland, they
                              may not be enforceable in Ireland to the extent
                              that performance would be illegal under the laws
                              of that jurisdiction;

                  5.1.3.      claims in respect of Notes or the Guarantee may be
                              or become the subject of set off or counterclaim;

                  5.1.4.      enforcement may be limited by general principles
                              of equity - for example specific performance or
                              other equitable remedies are a discretion and may
                              not be available where damages are considered by
                              the courts to be an adequate remedy;

                  5.1.5.      claims may become barred under relevant Statutes
                              of Limitation if not pursued within the time
                              limited by such statutes whether by an originating
                              action in Ireland or by an action to enforce a
                              final judgement given by a United States or State
                              Court in the State of New York or County of New
                              York;

                 5.1.6.       enforcement may also be limited as a result of:

                              (1)      the provision of Irish law applicable to
                                       contracts held to have become frustrated
                                       by events happening after their execution
                                       or

                              (2)      any breach of the terms of an agreement
                                       by the parties seeking to enforce the
                                       same;

                 5.1.7.       a determination, description, calculation, opinion
                              or certificate of any party under the Documents as
                              to any matter provided for in the Documents might
                              be held by the Courts of Ireland not to be final,
                              conclusive or binding if it could be shown to have
                              been an unreasonable, incorrect or arbitrary basis
                              or not to have been made in good faith;

                 5.1.8.       the Courts of Ireland may refuse to award legal
                              expenses or costs in respect of any action before
                              them where application for the same is made on the
                              basis of any indemnity contained in the Documents;

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                 5.1.9.       pursuant to Section 131 of the Stamp Duties
                              Consolidation Act, 1999 any indemnity given by the
                              Guarantor in respect of payment of Irish Stamp
                              Duties may not be enforceable; and

                 5.1.10.      any currency indemnity contained in the Documents
                              may not be enforceable.

         5.2.     We express no opinion on the terms of the Documents other than by reference to the legal character thereof.

         We consent to the filing of this opinion letter as an exhibit to the
         Registration Statement and to the use of our name under the heading
         "Legal Matters" in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ A&L Goodbody

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                                    SCHEDULE
                                    --------

                        ELAN PHARMA INTERNATIONAL LIMITED

                               ELAN PHARMA LIMITED

                              ELAN HOLDINGS LIMITED

                DRUG RESEARCH CORPORATION PUBLINC LIMITED COMPANY

                            ELAN INNOVATIONS LIMITED

                             ELAN MANAGEMENT LIMITED

                        ELAN MEDICAL TECHNOLOGIES LIMITED

                   ELAN MEDICAL TECHNOLOGIES (IRELAND) LIMITED

                            ELAN TRANSDERMAL LIMITED

                                ELAN ONE LIMITED

                                ELAN FOUR LIMITED

                    THE INSTITUTE OF BIOPHARMACEUTICS LIMITED

                           MONKSLAND HOLDINGS COMPANY

                                 TACKSON LIMITED

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